Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 10/23/07

Iteris, Inc. Reports Second Quarter Revenue Growth of 17%

to $17.0 Million

—Operating income for the second quarter increases 104% to $2.3 million—

SANTA ANA, Calif. — October 23, 2007 – Iteris, Inc. (AMEX: ITI), a leader in the Traffic Management market that focuses on the application and development of advanced technologies, today reported financial results for its second fiscal quarter ended September 30, 2007.

For the quarter ended September 30, 2007, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $17.0 million, representing a 17.4 percent increase compared to net sales and contract revenues of $14.5 million reported in the comparable quarter of the prior fiscal year. The increase was primarily a result of a 20.2 percent increase in Transportation Systems revenues to $6.2 million, a 34.6 percent increase in Vehicle Sensors net sales to $3.2 million and a 9.4 percent increase in Roadway Sensors net sales to $7.6 million. The increase in Transportation Systems revenues was primarily due to the segment’s accelerated sales and marketing efforts and increased government funding. The increase in Vehicle Sensors net sales was a result of expanding sales of Lane Departure Warning units to the European and Asian heavy truck markets. The increase in Roadway Sensors net sales was primarily attributable to the continued market adoption of vehicle video detection systems both domestically and internationally.

The Company achieved a 160 basis point improvement in gross margins to 42.8      percent in the second quarter compared to 41.2 percent in the prior year period. Gross margin improvement was driven by higher gross margins in the Roadway Sensors and Automotive Sensors segments and was mainly a result higher sales volumes, sales mix and production efficiencies. Operating expenses during the quarter were $5.0 million representing an increase of 2.8 percent from $4.8 million in the prior year period. Operating expenses decreased as a percent of net sales and contract revenues from 33.4 percent to 29.2 percent.

The Company reported operating income of $2.3 million and net income of $2.2 million, or $0.06 per share, for the quarter ended September 30, 2007 compared to operating income of $1.1 million and net income of $732,000, or $0.02 per share, in the same quarter of the prior fiscal year.

Abbas Mohaddes, the Company’s chief executive officer, commented, “We are pleased with the results of our second quarter as each of our segments were contributing factors in helping us achieve record revenues and operating income. We are committed to maintaining consistent growth and profitability and expect to benefit from an increased need for advanced technologies in the Traffic Management market due to our strong competitive position.”

For the six months ended September 30, 2007, net sales and contract revenues were $32.7 million or an increase of 15.7 percent compared to net sales and contract revenues of $28.3 million in the corresponding period of the prior fiscal year. Operating income for the six months ended September 30, 2007 was $3.9 million compared to $1.9 million in the corresponding period of the prior fiscal year. The Company reported net income of $3.3 million, or $0.09 per share, for the six months ended September 30, 2007 compared to a net income of $1.0 million, or $0.03 per share, for the corresponding period in the prior fiscal year.

As of September 30, 2007, the Company had $2.5 million borrowed against its $8.0 million line of credit with $4.5 million of remaining availability. On September 30, 2007, there were 32.9 million shares of common stock outstanding.

Operational Highlights

Transportation Systems:

•                  Approximately $11.3 million in new Transportation Systems consulting contracts were signed during the quarter ended September 30, 2007. Transportation Systems consulting backlog at the end of the second fiscal quarter was $26.0 million, up from $20.8 million reported at the end of the prior fiscal quarter.

•                  On September 24, 2007, Alan Clelland was named Senior Vice President and General Manager of the Transportation Systems division. Clelland joined Iteris on October 1, 2007 and brings over 30 years of experience in transportation engineering and traffic control and management to the Company. In his new role, Clelland will focus on strategic growth initiatives and business development for the Transportation Systems segment as well as managing a staff of 120 associates nationwide.

•                 On August 30, 2007, the Company announced it was selected by the Virginia Department of Transportation (“VDOT”) to provide technical expertise in system operations, Intelligent Transportation Systems (“ITS”), traffic engineering and safety as part of two System Operations/ITS/On-Call Services contracts that began in September 2007. Both five-year contracts each have ceiling values of $6 million and are designed to support transportation operations in two key regions of the state. The tasks include a broad range of ITS services and projects ranging in size from technical document review to development of regional and statewide operational plans.

Roadway Sensors:

•                  On September 17, 2007, the Company announced it was awarded a $420,000 contract to supply its Vantage video detection systems to the City of Torreon in Central Mexico. The contract was awarded through SEMEX S.A. of Monterrey, Mexico, a leading manufacturer of traffic signal controller, traffic safety and signage equipment. This traffic management contract in Torreon represents the third such project in Mexico that Iteris has won. Similar intersection projects were also completed in Mexicali and Durango. As part of the contract, Iteris will provide the City of Torreon with its Vantage Edge2 processor modules, eAccess communications modules and color cameras to enhance signal operations at many intersections throughout the city.

•                  Roadway Sensors’ gross margins for the quarter increased 420 basis points compared to the prior year quarter and increased 460 basis points for the six month period ended September 30, 2007 compared to the same period in the prior year. These increases were primarily due to sales mix and production efficiencies.

Vehicle Sensors:

•                  Net sales of Lane Departure Warning (“LDW”) systems increased 66.8 percent for the quarter ended September 30, 2007 compared to the corresponding period in the prior fiscal year and have increased 78.5 percent for the six month period ended September 30, 2007 when compared to the same period in the prior fiscal year.

•                  On September 26, 2007, the Company announced that Melton Truck Lines, Inc., a premier air-ride flatbed carrier with significant international cross-border transactions, plans to make Iteris’ LDW standard equipment on approximately 1000 new trucks over the next three years.

•                  To date, 51 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 28,300 vehicles.

•                  Testing of Iteris’ LDW systems continues with 78 heavy truck fleets which represent more than 154,000 vehicles.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the second quarter ended September 30, 2007 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until November 13, 2007.

About Iteris, Inc.

Iteris, Inc. is a leader in the Traffic Management market. Iteris is focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion and improve the safety of surface transportation systems. Combining outdoor image processing, traffic engineering and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout the U.S., Europe and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies or statements about our future performance and operating results. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option, our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of cost and expense reduction efforts; warranty and support issues; governmental budgetary issues and constraints, and funding delays, and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2007	2007
	(unaudited)
ASSETS:
Cash	$55	$35
Trade accounts receivable, net	13,193	11,493
Costs and estimated earnings in excess of billings on uncompleted contracts	5,344	3,689
Inventories	4,846	6,379
Prepaid expenses	509	385
Deferred tax assets	3,194	3,027
Property and equipment, net	3,486	1,712
Goodwill	27,774	27,774
Intangible assets, net	331	404
Other assets	411	352
Total assets	$59,143	$55,250

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$12,161	$9,697
Revolving line of credit	2,521	4,015
Deferred compensation plan liability	379	730
Term and other debt	1,000	2,297
Convertible debentures, net	9,514	9,410
Total liabilities	25,575	26,149
Redeemable common stock	—	3,414
Total stockholders’ equity	33,568	25,687
Total liabilities and stockholders’ equity	$59,143	$55,250

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Net sales and contract revenues:
Net sales	$10,795	$9,323	$21,039	$17,923
Contract revenues	6,181	5,143	11,694	10,359
Total net sales and contract revenues	16,976	14,466	32,733	28,282
Costs of net sales and contract revenues:
Cost of net sales	5,496	5,296	10,671	10,054
Cost of contract revenues	4,218	3,213	7,706	6,552
Gross profit	7,262	5,957	14,356	11,676
Operating expenses:
Selling, general and administrative	4,321	3,985	8,779	7,986
Research and development	627	771	1,621	1,774
Deferred compensation plan	(22)	34	9	(32)
Amortization of intangible assets	36	37	73	73
Total operating expenses	4,962	4,827	10,482	9,801
Operating income	2,300	1,130	3,874	1,875
Non-operating income (expense):
Other income (expense), net	25	45	44	(645)
Interest expense, net	(369)	(424)	(732)	(810)

Income before income taxes	1,956	751	3,186	420
Income tax (provision) benefit	214	(19)	80	591
Net income	$2,170	$732	$3,266	$1,011

Earnings per share:
Basic	$0.07	$0.03	$0.10	$0.04
Diluted	$0.06	$0.02	$0.09	$0.03

Weighted average shares outstanding:
Basic	32,702	28,882	32,396	28,637
Diluted	34,518	33,020	34,383	32,694